Exhibit 10.1

MYREXIS, INC.

Executive Severance and Consulting Agreement

THIS EXECUTIVE SEVERANCE AND CONSULTING AGREEMENT (this “Agreement”), by and between Myrexis, Inc., a Delaware corporation (the “Company”), and Andrea Kendell (the “Executive”), is made as of January 22. 2013.

WHEREAS, the Company and the Executive are parties to that certain Executive Severance and Change in Control Agreement dated September 22, 2011 (the “Severance Agreement”);

WHEREAS, the Company has made the determination to suspend further development activities;

WHEREAS, the Company will continue to need the services of the Executive in order to maximize Company value for its shareholders; and

WHEREAS, in order to incentivize the Executive to continue her services to the Company, the Company desires to enter into this Agreement with the Executive providing certain benefits to the Executive provided she continues in the employ of the Company for a specified period of time.

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated.

1.           Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1            “Cause” means:

(a)             the Executive’s willful and continued failure to substantially perform her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or

(b)             the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.1, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

1.2            “Company Paid Benefits” means any Company-paid health, disability, accident and/or life insurance plans or programs.

2.           Term of Agreement.  This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the date hereof (the “Effective Date”) and shall expire on June 30, 2013 (the “Term”).

3.           Services.  During the period beginning on the Effective Date and ending on February 28, 2013, Executive will continue to provide services to the Company as its Chief Financial Officer (such period the “Employment Term”).  Following the expiration of the Employment Term and during the period beginning on March 1, 2013 and continuing until June 30, 2013, the Executive shall be engaged as a consultant to the Company providing such services as the Company may request from time to time (such period, the “Consulting Term”).  Following the Consulting Term, the Executive will no longer provide services to the Company on a regular basis and will be engaged, if at all, as a consultant on an as-needed basis.

4.           Compensation.  During the Employment Term, the Company will pay to the Executive an annual base salary of $280,000, pursuant to the Company’s regular payroll schedule.  During the Consulting Term, the Company will pay to the Executive an amount equal to $14,000 per month, payable in arrears on the last business day of each month.  Thereafter, the Company will pay to the Executive at the rate of $175.00 per hour for consulting services requested by the Company, if any.

5.           Employment Status.

5.1           Not an Employment Contract.  The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.

6.           Termination

6.1           Employment Term.  The Employment Term will terminate on the earlier of:

(a)             The date the Executive resigns for any reason.

(b)             The date the Company terminates the Employment Term for any reason.

(c)             The expiration of the Employment Term.

(d)             Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) prior to the expiration of the Employment Term and other than as a result of the expiration of the Employment Term shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 8.  Any Notice of Termination shall: (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below).  The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 10 days or more than 30 days after the date of delivery of such Notice of Termination) in the case of a termination other than one due to the Executive’s death.  In the case of the Executive’s death, the Date of Termination shall be the date of the Executive’s death.

(e)             Any Notice of Termination for Cause given by the Company must be given within 20 days of the occurrence (or if later, the discovery) of the event(s) or circumstance(s) which constitute(s) Cause.  Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Board of Directors of the Company at which she may, at her election, be represented by counsel and at which she shall have a reasonable opportunity to be heard.  Such hearing shall be held on not less than 15 days prior written notice to the Executive stating the Board of Directors’ intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Board of Directors believes constitutes Cause for termination.

6.2           Consulting Term.  The Consulting Term will terminate on the earlier of:

(a)             the expiration of the Consulting Term;

(b)             the date that the Company terminates the Consulting Term for Cause; and

(c)             the death of the Executive.

7.           Benefits Following Termination.

7.1           Benefits Following Termination of the Employment Term.

(a)             Termination Without Cause or upon expiration of the Employment Term.  If the Executive’s employment with the Company is terminated by the Company without Cause (and other than due to the death of the Executive) prior to the expiration of the Employment Term, or upon the Executive’s employment termination as a result of the expiration of the Employment Term, the Company shall pay to the Executive the following amounts:

(1)           in a lump sum, in cash, on the tenth (10th) day after the Date of Termination, the sum of (A) the Executive’s base salary through the Date of Termination, and (B) any accrued vacation pay to the extent not previously paid (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”);

(2)           in a lump sum, in cash, on the tenth (10th) day after the Date of Termination, the Executive’s base salary from the Date of Termination through the expiration of the Employment Term,

(3)           in a lump sum, in cash, on the tenth (10th) day after the Date of Termination, the sum of (A) one times the Executive’s then current annual base salary and (B) one times the Executive’s then current fiscal year target bonus amount; and

(4)           in a lump sum, in cash, on the tenth (10th) day after the Date of Termination, a retention bonus in the amount of $100,000.

(ii)           if the Executive is covered under the Company’s group health plan immediately prior to the Date of Termination, then if the Executive timely elects to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the premium for the Executive’s COBRA coverage until the earlier of (A) twelve months from the Expiration of the Employment Term and (B) the date the Executive becomes covered under another group health plan; and

(iii)           to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)             Termination for any other reason.  If the Executive voluntarily terminates her employment with the Company, or if the Executive’s employment with the Company is terminated for Cause or by reason of the Executive’s death, then the Company shall (i) pay the Executive (or her estate, if applicable), in a lump sum in cash on the earlier of the next regularly scheduled payroll date or 30 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the Executive the Other Benefits.

(c)             Release.  As a condition to Executive receiving the benefits under this Section 7.1(a), the Executive must first execute and deliver to Company a general release of claims against the Company and its affiliates in a form substantially similar to the general release attached hereto as Exhibit A, and such release, by its terms, has become irrevocable prior to the tenth (10th) day following the Date of Termination.

7.2           Benefits Following Termination of the Consulting Term.  Upon termination of the Consulting Term for any reason or upon expiration of the Consulting Term, the Executive shall be paid any accrued but unpaid fees for her consulting services.

8.           Disputes.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing.  Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Salt Lake City, Utah, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

9.           Successors.

9.1           Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to at least one-third or more of Company’s gross assets to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

9.2           Successor to Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive or her family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10.           Nondisparagement.  The Executive and the Company acknowledge and agree that each shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the other, including, but not limited to, any statements that disparage any of the other’s products, services, finances, financial condition, capabilities or other characteristics.

11.           Notice.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, at 305 Chipeta Way, Salt Lake City, Utah 84108, Attn: Chief Executive Officer, and to the Executive at the address for notices indicated below (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).  Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

12.           Miscellaneous.

12.1           Timing for Payment of Benefits.  Notwithstanding the foregoing, if at the time a payment is to be made under this Agreement, it is determined that the Executive is a “specified employee” of the Company (within the meaning of Section 409A of the Code, as amended, and any successor statute, regulation and guidance thereto), then limited only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under this Agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of employment at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of this Agreement, and the original schedule shall resume with respect to the remaining payments. Further, any payment to Executive under this Agreement that constitutes nonqualified deferred compensation under Section 409A payable as a result of a termination of employment may only be paid upon a “separation from service” under Section 409A(a)(2)(A)(i) of the Code.  For purposes of clarification, the foregoing sentence shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.  Each payment to which Executive is entitled upon her separation of service from the Company shall constitute a “separate payment” for purposes of Section 409A.

12.2           Reimbursements.  To the extent any reimbursements by the Company to the Executive under this Agreement are subject to Section 409A, (i) payments will be made upon receipt of any documentation of such expenses required by the Company, (ii) the expenses eligible for reimbursement in any taxable year may not affect the expenses eligible for reimbursement in any other taxable year, (iii) such reimbursement must be made on or before the last day of the year following the year in which the expenses were incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

12.3           Construction.  Section 409A and the rules and regulations promulgated thereunder, in general, provide for the taxation of certain payments made following the termination of employment of an employee.  Section 409A and the rules and regulations promulgated thereunder provide that payments will not be subject to taxation under Section 409A if certain conditions are met.  It is the intent of the parties that any payments made to the Executive following a termination of employment are to not be subject to taxation under Section 409A.  Accordingly, this Agreement shall be construed, interpreted and applied so as to accomplish this intent, and also recognizing that there may be future guidance and interpretation of the application of Section 409A and the rules and regulations promulgated thereunder by the Internal Revenue Service or the judicial courts.

12.4           Employment by Subsidiary.  For purposes of this Agreement, the Executive’s employment with the Company shall not be deemed to have terminated solely as a result of the Executive continuing to be employed by a wholly-owned subsidiary of the Company.

12.5           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.6           Injunctive Relief.  The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

12.7           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Utah, without regard to conflicts of law principles.

12.8           Waivers.  No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

12.9           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

12.10           Tax Withholding.  All amounts payable to the Executive as compensation for her services as an employee of the Company shall be subject to required payroll withholdings and deductions.  Executive shall be responsible for the payment of all local, state and federal taxes resulting from the payment of compensation for Executive’s services as a consultant. Executive agrees to indemnify and hold harmless the Company from and against any and all claims, liabilities, suits and penalties for any amounts assessed by or due to any federal, state or local government with respect to compensation payable to Executive for her services as a consultant.  The Company will issue to Executive an IRS Form 1099 on or before January 31 of the year following the year in which Executive performed any services as a consultant to the Company with respect to the compensation paid for such services.

12.11           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Severance Agreement and the Retention Agreement dated July 2, 2012, is hereby terminated and cancelled.  This Agreement shall not impact or be interpreted as impacting the parties’ respective rights and obligations under any authorized and lawful agreement between the parties regarding subject matters outside the scope of this Agreement, including but not limited to the Executive’s non-competition and non-solicitation, confidentiality, and intellectual property ownership obligations to the Company.

12.12           Amendments.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

MYREXIS, INC.		EXECUTIVE

	/s/ Gerald P. Belle	/s/ Andrea Kendell
By:	Gerald P. Belle	Name:	Andrea Kendell
Title:	Chairman of the Board
Address for Notices:

758 East Verona Meadows Court
Murray, UT 84107

EXHIBIT A

GENERAL RELEASE

1.           General Release.  In consideration of the payments and benefits to be made under that certain Executive Severance and Consulting Agreement, dated January 22, 2013, (the "Agreement"), Andrea Kendell (the "Executive"), with the intention of binding the Executive and the Executive's heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Myrexis, Inc. (the "Company") and each of its subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the "Company Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive's service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 ("ERISA"), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 ("Title VII"), the Americans with Disabilities Act ("ADA"), Age Discrimination in Employment Act (“ADEA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:

(a)  rights of the Executive under this General Release and the Agreement;

(b)   rights of the Executive relating to equity awards held by the Executive as of her Date of Termination (as defined in the Agreement);

(c)   the right of the Executive to receive continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 in accordance with applicable law;

(d)   rights to indemnification the Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of any Company Released Party or (iii) as an insured under any director's and officer's liability insurance policy now or previously in force;

(e)   claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Date of Termination in accordance with applicable Company policy; and

(f)   claims for the reimbursement of unreimbursed business expenses incurred prior to the Date of Termination pursuant to applicable Company policy.

2.           No Admissions.  The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.           Application to all Forms of Relief.  This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney's fees and expenses.

4.           Specific Waiver.  The Executive specifically acknowledges that her acceptance of the terms of this General Release is, among other things, a specific waiver of her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.           No Complaints or Other Claims.  The Executive acknowledges and agrees that she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

6.           Conditions of General Release.

(a)   Terms and Conditions.  From and after the Date of Termination, the Executive shall abide by all the terms and conditions of this General Release and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

(b)   Confidentiality.  The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company's expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive's employment by the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this General Release).  This confidentiality obligation is in addition to, and not in lieu of, any other contractual, statutory and common law confidentiality obligation of the Executive to the Company.

(c)   Return of Company Material.  The Executive represents that she has returned to the Company all Company Material (as defined below).  For purposes of this Section 6(c), "Company Material" means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive's compensation or Executive benefits.

(d)   Cooperation.  Following the Date of Termination, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Executive's services to the Company Affiliated Group.

(e)   Nondisparagement.  The Executive acknowledges and agrees that she shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the Company or any Company Released Party, including, but not limited to, any statements that disparage in any way whatsoever the Company’s products, services, businesses, finances, financial condition, capabilities or other characteristics.

(f)   Ownership of Inventions, Non-Disclosure, Non-Competition and Non-Solicitation.  The Executive expressly acknowledges and agrees that Sections 4, 5, 6 and 7 of her Employment Agreement with the Company dated July 1, 2009 (the “Employment Agreement”) are incorporated herein by reference, and shall survive the execution of this General Release in full force and effect pursuant to their terms.

(g)   No Representation.  The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to her and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(h)   Injunctive Relief.  In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7.           Voluntariness.  The Executive agrees that she is relying solely upon her own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of her own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that she believes is satisfactory and adequate.

8.           Legal Counsel.  The Executive acknowledges that she has been informed of the right to consult with legal counsel and has been encouraged to do so.

9.           Complete Agreement/Severability.  Other than the agreements and/or obligations specifically referenced as surviving herein, this General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release.  All provisions and portions of this General Release are severable.  If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10.           Acceptance.  The Executive acknowledges that she has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.

11.           Revocability.  This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it.  The Executive may revoke her acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

12.           Governing Law.  Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

EXECUTIVE

_______________________________                                                                Date: __________________________

Name: